Exhibit 5.2

December 19, 2012

Citigroup Global Markets Inc.

Barclays Capital Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

As representatives of the Underwriters (Debt)

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Re:	Underwriting Agreement by and between Access Midstream Partners, L.P. (the “Partnership”), ACMP Finance Corp. (“ACMP Finance”) and Citigroup Global Markets Inc., Barclays Capital Inc. and UBS Securities LLC as representatives of the Underwriters, dated as of December 12, 2012 (the “Underwriting Agreement”), with respect to the issuance and sale of US$1,400,000,000 Aggregate Principal Amount of Senior Notes due 2023 (the “Notes Transaction”)

Ladies and Gentlemen:

We have acted as local Oklahoma counsel to Bluestem Gas Services, L.L.C., an Oklahoma limited liability company (“Bluestem”); Access Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“AMGS”); Oklahoma Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“OMGS”); Texas Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“TMGS”); Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“MMGS”); Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company (“Appalachia”); and Access Permian Midstream, L.L.C., an Oklahoma limited liability company (“APM” and with Bluestem, AMGS, OMGS, TMGS, MMGS, and Appalachia each, an “OK ACMP Entity” and collectively, the “OK ACMP Entities”), in connection with the Notes Transaction.

Capitalized terms used but not defined herein have the meanings assigned to them in the Underwriting Agreement. The Partnership and ACMP Finance are collectively referred to at times herein as the “Issuers.” The Issuers and the OK ACMP Entities are collectively referred to at times herein as the “Obligors.” Terms defined in Schedule I hereto also have the same meanings when used in the body of this opinion letter. With respect to the Notes Transaction, the documents listed in Section A of Schedule I are referred to herein as the “Operative Agreements.” With respect to the Certificate of Formation or Articles of Organization as certified by the Oklahoma Secretary of State (the “OK SOS”) and the Limited Liability Company Agreement, in each case, for each of the OK ACMP Entities, the documents listed in Section B of Schedule I are referred to herein as the “Organizational Documents.” With respect

TULSA, OK	HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON, P.C.	WASHINGTON, D.C.
OKLAHOMA CITY, OK	www.hallestill.com	NORTHWEST ARKANSAS

Citigroup Global Markets Inc.

Barclays Capital Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

As representatives of the Underwriters

December 19, 2012

to a Certificate of Good Standing for each of the OK ACMP Entities as certified by the OK SOS, the documents listed in Section C of Schedule I are referred to herein as the “Good Standing Certificates.” With respect to the agreements filed as an exhibit to any document incorporated by reference in the Registration Statement and governed by the laws of the State of Oklahoma (the “State”), the documents listed in Section D of Schedule I are referred to herein as the “Oklahoma Contracts.”

We have examined originals, or copies certified or otherwise identified to our satisfaction of (a) the documents listed on Schedule I hereto; (b) a certificate by Access Midstream Partners GP, L.L.C., a Delaware limited liability company (“Access GP”) and the general partner of the Partnership, in its capacity as the sole member of Access MLP Operating, L.L.C., a Delaware limited liability company (“OLLC”), in its capacity as the sole member of each of the OK ACMP Entities, as applicable, dated December 19, 2012 (the “Opinion Certificate”); and (c) Resolutions by Access GP, as general partner of the Partnership, in its capacity as the sole member of OLLC, in its capacity as the sole member of each of the OK ACMP Entities, as applicable, dated as of the date of this opinion letter (the “Resolutions”).

In connection with this opinion letter, we have relied upon execution copies of the Operative Agreements. We have discussed the matters addressed in this opinion letter with representatives of the OK ACMP Entities to the extent we have deemed appropriate. As to certain questions of fact we have, where such facts were not otherwise verified or established, relied upon the accuracy of the various factual representations and warranties of the parties set forth in the Operative Agreements, the Opinion Certificate, the Resolutions and the accuracy of the Organizational Documents and Good Standing Certificates.

A. Assumptions for Legal Opinions

In rendering the opinions expressed herein, we have assumed the following to be true and have conducted no investigation to determine to the contrary:

1. The genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic original documents of all documents submitted to us as certified or photostatic copies.

2. (a) Except insofar as we opine in opinion paragraph 4, the Operative Agreements have been duly authorized, executed, acknowledged and delivered by all parties thereto and for such consideration as will support a simple contract; (b) except insofar as we opine as to the OK ACMP Entities, the person executing the Operative Agreements on behalf of each party thereto has full power and authority to do so; (c) except insofar as we opine in opinion paragraph 1, the parties to the Operative Agreements are, and will continue to be, validly existing and in good standing under the laws of the jurisdiction in which each is organized, located or required to be

Citigroup Global Markets Inc.

Barclays Capital Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

As representatives of the Underwriters

December 19, 2012

qualified by any such jurisdiction; (d) except insofar as we opine in opinion paragraph 4, each party to the Operative Agreements and any other document executed in accordance therewith has the requisite power and authority pursuant to the terms of its charter or other governing documents and the laws of the jurisdiction of its formation to execute and deliver each such document to which it is a party and to perform its obligations thereunder, and all action, approvals and consents necessary for such execution, delivery and performance under such charter or other governing documents or by law has occurred; (e) except insofar as we opine in opinion paragraph 6, (i) the offering, issuance or sale of the Notes by the Issuers and the Guarantees of the OK ACMP Entities and (ii) the execution, delivery, and performance of each Operative Agreement, as applicable, will not breach, conflict with, or constitute a violation of (A) the charter documents of each party thereto, (B) the laws or governmental rules and regulations of any jurisdiction, (C) any order, writ, injunction, or decree of any court, administrative agency, or other governmental authority specifically applicable to it, or (D) except insofar as we opine as to the Oklahoma Contracts, any agreement, instrument, or document to which it is a party or by which any of its properties are bound; and (f) except insofar as we opine in opinion paragraph 7, no authorization, approval, consent, order, validation, license, franchise, permit or other action by, and no notice to or filing, recording or registration with, any governmental authority or any other third party is required in connection with (i) the offering, issuance or sale of the Notes by the Issuers and the Guarantees of the OK ACMP Entities and (ii) the execution, delivery, and performance of each Operative Agreement, as applicable.

3. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the Notes Transaction.

4. The conduct of the parties to the Notes Transaction complies with and will comply with any requirement of good faith, fair dealing, conscionability and commercial reasonableness.

5. We have been provided with all Organizational Documents for the OK ACMP Entities, the Organizational Documents are complete and accurate and currently in effect, such Organizational Documents have not been amended or rescinded and there are no other governing documents for the OK ACMP Entities. The Organizational Documents have not been amended, supplemented or otherwise modified in any respect not reflected in the copies of the Organizational Documents provided to us.

6. The Operative Agreements accurately reflect the complete understanding of the parties with respect to the subject matter thereof and the rights and obligations of the parties thereunder. There is no agreement, course of dealing or performance or usage of trade defining, supplementing, amending, modifying, waiving or qualifying the terms of any of the Operative Agreements.

Citigroup Global Markets Inc.

Barclays Capital Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

As representatives of the Underwriters

December 19, 2012

7. The statements, recitals, representations and warranties as to matters of fact set forth in the Operative Agreements, Organizational Documents, Opinion Certificate and Resolutions are materially accurate and complete.

B. Legal Opinions

Based on the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

1. Each of the OK ACMP Entities has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State, with all limited liability company power and authority necessary to own or lease its properties currently owned or leased, and to conduct its business as currently conducted, in each case, in all material respects as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus.

2. The limited liability company interests of each OK ACMP Entity have been duly authorized and validly issued in accordance with the limited liability company agreement of the applicable OK ACMP Entity and are fully paid (to the extent required under such limited liability company agreement) and nonassessable (except as such nonassessability may be affected by the Oklahoma LLC Act).

3. The OLLC is the sole member of each of the OK ACMP Entities and owns 100% of the limited liability company interests in each of the OK ACMP Entities.

4. Each of the OK ACMP Entities has all limited liability company power and authority to enter into the Indenture and the Credit Agreement Amendment and to issue the Guarantees. Each of the Indenture, the Guarantees, the Credit Agreement Amendment and the Notes Underwriting Agreement has been duly authorized, executed and delivered by each of the OK ACMP Entities.

5. The limited liability company agreement of each OK ACMP Entity is a legal, valid and binding agreement of such OK ACMP Entity, enforceable against it in accordance with its terms, except in each case as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, any applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

Citigroup Global Markets Inc.

Barclays Capital Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

As representatives of the Underwriters

December 19, 2012

6. None of (i) the offering, issuance or sale of the Securities by the Issuers and the OK ACMP Entities; (ii) the execution, delivery and performance by each of the OK ACMP Entities of each of the Operative Agreements to which it is a party, or (iii) the consummation of the transactions contemplated by the Operative Agreements, as the case may be (A) conflicts or will conflict with, constitutes or will constitute a violation of the limited liability company agreement or other governing document of any of the OK ACMP Entities, or (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) or a change of control under the Oklahoma Contracts listed on Section D of Schedule I hereto, and except for such conflicts, breaches, violations or defaults, in the case of clause (B), that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the consummations of the transactions contemplated by the Operative Agreements.

7. No consent of or by any Oklahoma court or other Oklahoma governmental authority or agency under applicable laws of the State is required in connection with (i) the offering, issuance or sale of the Securities by the Issuers and the OK ACMP Entities; (ii) the execution, delivery and performance by each of the OK ACMP Entities of each of the Operative Agreements to which it is a party, or (iii) the consummation of the transactions contemplated by the Operative Agreements, as the case may be, except (A) for filings and consents required under applicable state securities or “Blue Sky” laws in connection with the purchase and resale of the Notes by the Underwriters, as to which no opinion is expressed, (B) applicable state securities laws, as to which no opinion is expressed, (C) for such consents that have been obtained or made and (D) for such consents that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impair the consummation of the transactions contemplated by the Operative Agreements.

C. Qualifications and Exceptions for Legal Opinions

All of our foregoing opinions are subject to the following qualifications and we except therefrom any opinion concerning such qualifications.

1. Our opinion in opinion paragraph 1 with respect to good standing are based solely on our review of the Good Standing Certificates and such other evidence as provided to us of filings as are required by the Oklahoma Secretary of State to qualify a domestic limited liability company to do business in the State and do not address and, therefore, exclude therefrom, filings that may be required to own and operate any real or leased property or to conduct its business by other agencies of the State including, without limitation, the Oklahoma Corporation Commission and the Oklahoma Department of Environmental Quality.

2. Our opinions in opinion paragraph 5 as to the enforceability of the limited liability agreement of each OK ACMP Entity (“Operating Agreements”) are limited and qualified as follows: (a) to the extent such enforceability may be affected by applicable statutes of limitation;

Citigroup Global Markets Inc.

Barclays Capital Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

As representatives of the Underwriters

December 19, 2012

(b) provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own acts or omissions or to the extent that the same are inconsistent with public policy; (c) under certain circumstances, the requirements that the provisions of the Operating Agreements may be modified or waived only in writing or only in a specific instance may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions; and (d) enforcement of the Operating Agreements through an action in Federal Court is subject to meeting the jurisdictional requirements for filing and maintaining an action in such Federal Court.

3. We express no opinion in opinion paragraph 7 or otherwise, with regard to any federal law or (a) state securities and “blue sky” laws and regulations; (b) state antitrust and unfair competition laws and regulations; (c) state or local environmental, subdivision, zoning, health, safety or land use laws and regulations, (d) state racketeering laws and regulations and banking laws and regulations, (e) state or local tax laws; (f) state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and (g) administrative decisions, and rules and regulations of county, municipal, and special political subdivisions, whether state level, regional, or otherwise.

4. With respect to our opinions in opinion paragraph 7, we express no opinion as to any consents or filings that might be required in the event of a breach or default under any of the Operative Agreements.

5. With respect to our opinions in opinion paragraph 7, to the extent that the operation of any OK ACMP Entity’s current business constitutes “performance” by such OK ACMP Entity of its obligations under the Operative Agreements, various notices, filings, registrations, consents, authorizations, or other acts may be required with various governmental authorities or regulatory bodies or third parties. We express no opinion as to whether such notices, filings, registrations, consents, authorizations, or other acts have been made, obtained, or done, or will be made, obtained, or done.

6. We express no opinion as to the enforceability of any of the Operative Agreements.

7. Our opinions expressed herein are limited to the terms and provisions of the Operative Agreements, as applicable, expressly and fully set out therein and without giving effect to the terms and provisions of any other instrument by reference made a part thereof. You are hereby advised that we assume no responsibility and express no opinion for any provisions of any document or agreement which we have not reviewed but that might be referred to in the documents reviewed, which may affect any opinion we have given herein.

Citigroup Global Markets Inc.

Barclays Capital Inc.

UBS Securities LLC

Wells Fargo Securities, LLC

As representatives of the Underwriters

December 19, 2012

8. Our opinions expressed in opinion paragraph 6 are limited to the terms and provisions of the Oklahoma Contracts, as applicable, expressly and fully set out therein and without giving effect to the terms and provisions of any other instrument by reference made a part thereof. You are hereby advised that we assume no responsibility and express no opinion for any provisions of any document or agreement which we have not reviewed but that might be referred to in the documents reviewed, which may affect any opinion we have given herein.

9. The opinions expressed herein are limited to the laws of the State which, in our experience, exercising customary professional diligence is normally applicable to the Notes Transaction and are specifically limited to such present laws of the State. We express no opinion as to the impact or effect upon the Notes Transaction of the laws of any jurisdiction other than the jurisdiction of the State nor do we express by implication any opinion not specifically set out herein.

This opinion letter sets forth our professional judgments as to the matters set forth herein and you may rely upon the matters set forth herein as a legal opinion only. In expressing the conclusions set forth in this opinion letter, we have not intended to and do not render any guarantees or warranties of the matters discussed in this opinion letter.

We do not undertake to update this opinion letter or to advise you of any changes in the laws of the State that could affect the conclusions set forth herein. This opinion letter is limited to the matters expressly stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions set forth herein are given as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

The opinions expressed and the statements made herein are solely for the benefit of the the Underwriters and their counsel, counsel for the OK ACMP Entities and the Trustee in connection with the Notes Transaction. No other use or distribution of this opinion letter may be made without the undersigned counsel’s prior written consent. This opinion may not be relied upon by any other person or for any other purpose. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to Form 8-K and to the reference made to us under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement.”

Very truly yours,

/s/ Hall, Estill, Hardwick, Gable, Gordon & Nelson, P.C.

SCHEDULE I

SECTION A- OPERATIVE AGREEMENTS

1. Underwriting Agreement dated as of December 12, 2012, with respect to the Notes.

2. Indenture, to be dated as of December 19, 2012, among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee.

3. First Supplemental Indenture, to be dated as of December 19, 2012, among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4. Form of Note attached as Exhibit A to the First Supplemental Indenture.

5. Form of Guarantee attached as Exhibit B to the First Supplemental Indenture.

6. Underwriting Agreement dated as of December 12, 2012, with respect to the Units.

7. Unit Purchase Agreement, dated as of December 11, 2012, between Chesapeake Midstream Development, L.L.C. and the Partnership.

8. Purchase Agreement, dated as of December 11, 2012, by and between between GIP Sellers and The Williams Companies, Inc.

9. Subscription Agreement, dated as of December 11, 2012, by and between, GIP Hawk, Williams, the Partnership and the General Partner.

10. Third Amendment to Amended and Restated Credit Agreement, dated as of December 12, 2012, by and between Access MLP Operating, L.L.C., Access Midstream Partners, L.P., Wells Fargo Bank, National Association as Administrative Agent and the other Lenders thereto (the “Credit Agreement Amendment”).

SECTION B- ORGANIZATIONAL DOCUMENTS

1. Third Amended and Restated Operating Agreement for Bluestem Gas Services, L.L.C. (“Bluestem”), dated September 30, 2009. Certificate of Limited Liability Company issued by Oklahoma Secretary of State on December 6, 2012 with respect to the Articles of Organization of Bluestem together with any amendments thereto.

2. Second Amended and Restated Operating Agreement for Access Midstream Gas Services, L.L.C. (“AMGS”), dated September 30, 2009. Certificate of Limited Liability Company issued by Oklahoma Secretary of State on December 6, 2012 with respect to the Articles of Organization of AMGS together with any amendments thereto.

3. Second Amended and Restated Operating Agreement for Oklahoma Midstream Gas Services, L.L.C. (“OMGS”), dated September 30, 2009. Certificate of Limited Liability Company issued by Oklahoma Secretary of State on December 6, 2012 with respect to the Articles of Organization of OMGS together with any amendments thereto.

4. Third Amended and Restated Operating Agreement for Texas Midstream Gas Services, L.L.C. (“TMGS”), dated September 30, 2009. Certificate of Limited Liability Company issued by Oklahoma Secretary of State on December 6, 2012 with respect to the Articles of Organization of TMGS together with any amendments thereto.

5. Operating Agreement for Magnolia Midstream Gas Services, L.L.C. (“MMGS”), dated November 2, 2010. Certificate of Limited Liability Company issued by Oklahoma Secretary of State on December 6, 2012 with respect to the Articles of Organization of MMGS together with any amendments thereto.

6. Amended and Restated Operating Agreement for Appalachia Midstream Services, L.L.C. (“Appalachia”), dated December 31, 2011. Certificate of Limited Liability Company issued by Oklahoma Secretary of State on December 6, 2012 with respect to the Articles of Organization of Appalachia together with any amendments thereto.

7. Operating Agreement for Access Permian Midstream, L.L.C. (“APM”), dated March 8, 2012. Certificate of Limited Liability Company issued by Oklahoma Secretary of State on December 6, 2012 with respect to the Articles of Organization of APM together with any amendments thereto.

SECTION C- GOOD STANDING CERTIFICATES

1. Certificate of Good Standing dated December 6, 2012 from the Oklahoma Secretary of State for Bluestem Gas Services, L.L.C., an Oklahoma limited liability company.

2. Certificate of Good Standing dated December 6, 2012 from the Oklahoma Secretary of State for Access Midstream Gas Services, L.L.C., an Oklahoma limited liability company.

3. Certificate of Good Standing dated December 6, 2012 from the Oklahoma Secretary of State for Oklahoma Midstream Gas Services, L.L.C., an Oklahoma limited liability company.

4. Certificate of Good Standing dated December 6, 2012 from the Oklahoma Secretary of State for Texas Midstream Gas Services, L.L.C., an Oklahoma limited liability company.

5. Certificate of Good Standing dated December 6, 2012 from the Oklahoma Secretary of State for Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company.

6. Certificate of Good Standing dated December 6, 2012 from the Oklahoma Secretary of State for Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company.

7. Certificate of Good Standing dated December 6, 2012 from the Oklahoma Secretary of State for Access Permian Midstream, L.L.C., an Oklahoma limited liability company.

SECTION D- OKLAHOMA CONTRACTS

Exhibit No.	Document Title	Parties	Date
10.9	Chesapeake Midstream Long-Term Incentive Plan	Chesapeake Midstream GP, L.L.C.	Undated

10.9.1	Form of Restricted Unit Award Agreement for Long-Term Incentive Plan	Chesapeake Midstream GP, L.L.C.	Undated

10.15.1	Award Agreement under Chesapeake, Midstream Management, Incentive Compensation Plan - Robert S. Purgason	Chesapeake Midstream Management, L.L.C. and Robert S. Purgason	1/1/10

10.15.2	Award Agreement under Chesapeake Midstream Management Incentive Compensation Plan - David C. Shiels	Chesapeake Midstream Management, L.L.C. and David C. Shiels	1/1/10

10.16	Amended and Restated Employment Agreement of John M. Stice	Chesapeake Energy Corp. and John M. Stice	11/10/11

10.16.1	Amendment to Employment Agreement of John M. Stice	Chesapeake Energy Corp. and John M. Stice	12/22/11

10.17	Employment Agreement of Robert S. Purgason	Chesapeake Midstream Management, L.L.C. and Robert S. Purgason	12/1/09

10.18	Employment Agreement of David C. Shiels	Chesapeake Midstream Management, L.L.C. and David C. Shiels	1/4/10